Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 www.dlapiper.com T 858.677.1400 F 858.677.1401

December 22, 2021

Histogen Inc.

10655 Sorrento Valley Road, Suite 200

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Histogen Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the rules and regulations of the    Securities Act of 1933, as amended (the “Act”) relating to resale from time to time by the selling stockholders listed in the Registration Statement under “Selling Stockholders” of up to 16,882,359 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of: (i) 8,235,297 issued and outstanding shares of Common Stock (the “Selling Stockholder Shares”), and (ii) 8,647,062 shares of Common Stock (the “Warrant Shares” and collectively with the Selling Stockholder Shares, the “Shares”) issuable upon the exercise of (a) 8,235,297 shares of Common Stock that are issuable upon the exercise of certain warrants that were acquired by the Selling Stockholders in a private placement transaction (the “Purchaser Warrants”), and (b) 411,765 shares of Common Stock that are issuable upon exercise of certain warrants issued to certain Selling Stockholders as the designees of H.C., Wainwright & Co., LLC, the placement agent (“Wainwright) as part of Wainwright’s compensation pursuant to an engagement letter in connection with such private placement transaction (the “Placement Agent Warrants”, and together with the Purchaser Warrants, the “Warrants”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Selling Stockholders. In connection with this opinion, we have examined and relied upon the and the Registration Statement and related prospectus, the form of Purchaser Warrant, the form of Placement Agent Warrant, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company). As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) factual information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Selling Stockholder Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable; and (ii) the Warrant Shares, when issued upon exercise of the Warrants against payment therefor in accordance with the terms of the Warrants, will have been duly authorized and validly issued and will be fully paid and non-assessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a) Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b) With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the exercise price for the Warrant Shares will not be adjusted to an amount below the par value per share of the Common Stock.

(c) We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Delaware and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We consent to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)